October 24, 2019 Mr. Andrew Day 196 Gloucester Avenue Oakville, Ontario L6J 3W6 Re: Severance Dear Andy: I am pleased to inform you that the severance provisions in your Employment Contract dated March 30, 2017, by and between you and Internap Corporation and its subsidiary Technologies IWeb, Inc. (the “Company”), as amended by your Promotion Letter dated December 13, 2018 (collectively, the “Employment Agreement”) has been revised and replaced as follows: SEVERANCE: Subject to the Release requirement described below, you will also be eligible for severance (i) equal to 12 months base salary plus target bonus (as if you met 100% of target bonus objectives) upon a termination without Cause (as defined below), payable over 12 months in accordance with the normal payroll cycles of the Company; or (ii) equal to 12 months base salary plus target bonus (as if you met 100% of target bonus objectives) multiplied by 1.5, payable over 12 months in accordance with the normal payroll cycles of the Company, for a termination without Cause within 24 months following a Change in Control (as defined in the Internap Corporation 2017 Stock Incentive Plan). “Cause” means the occurrence of any of the following: (i) the willful and continued failure by you to substantially perform your material duties to the Company; (ii) your willful and continued failure to substantially follow and comply with such specific and lawful directives of the Company that are not inconsistent with your position; (iii) you have been convicted of, or pleaded nolo contendere to a felony involving moral turpitude; (iv) you have engaged in fraud against the Company or misappropriated Company property or the property of the Company’s Affiliates (other than incidental property) resulting in a material economic or financial injury to the Company or any Affiliate; (v) you materially breach any Company policy, which breach causes (A) financial to the Company or (B) real or potential reputational harm to the Company. Release Requirement. The obligation of the Company to make severance payments described above is subject to your delivering to the Company an executed release of claims in a form prepared by and acceptable to the Company (the “Release”) and any applicable revocation period with respect to said Release expiring (without a revocation by you) within 60 days following your termination of employment. Subject to any six-month delay required pursuant to the following paragraph, the severance payments shall commence on the first payroll date following the end of said 60 day period, provided that, the cumulative amount that would have otherwise been payable to you during such 60 day period shall be paid to you in a lump sum on such first payroll date following the end of the 60 day period. For the avoidance of doubt, the Release shall also require an acknowledgement and/or restatement of any post-termination obligations to the Company you may have at the time of your termination, including any non-competition, non-solicitation, confidentiality and invention obligations. If you have any questions, please give me a call. Sincerely, /s/ Peter D. Aquino Peter D. Aquino Agreed and accepted: /s/ Andrew Day Andrew Day